Exhibit 5.1

WILDEBOER DELLELCE LLP
BARRISTERS & SOLICITORS

TEL.: (416) 361-3121FAX: (416) 361-1790	SUITE 810, P.O. BOX 4
1 FIRST CANADIAN PLACE
TORONTO, ONTARIO
M5X 1A9

February 1, 2007

SunOpta Inc.
2838 Bovaird Drive West
Brampton, Ontario
L7A 0H2

Dear Sirs/Mesdames:

Re: SunOpta Inc. -  Form S-3 Registration Statement — File No. 333-137724

We have acted as Canadian counsel for SunOpta Inc. (the “Company”) in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company under the Securities Act of 1933 of the United States relating to the sale of up to 5,175,000 common shares of the Company (the “Common Shares”) by the Company.

You have requested our opinion with respect to the matters set forth herein.

In our capacity as your counsel in connection with such registration, we are familiar with the Registration Statement and the proceedings taken by the Company in connection with the authorization, issuance and sale of the Common Shares being offered by the Company. In addition, we have made such legal and factual examinations of the corporate records of the Company and applicable laws as we have considered necessary or appropriate in the circumstances.

We are solicitors qualified to practise law only in the Province of Ontario and therefore we express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein which are in effect on the date hereof.

In rendering our opinion in paragraph 1 below, insofar as such opinion relates to the valid existence of the Company, we have relied upon a Certificate of Compliance dated February 1, 2007 issued by Industry Canada in respect of the Company, which we have assumed continues to be accurate as at the date hereof.

Based upon the foregoing, we hereby advise you that in our opinion:

1.               The Company has been duly incorporated under the Canada Business Corporations Act (“CBCA”), and is validly existing and in good standing as a Canadian corporation under the CBCA.

2.               The Common Shares that are issuable under the Registration Statement, when duly subscribed and paid for, will be duly and validly issued as fully paid and non-assessable shares in the capital of the Company.

We are opining herein only as to the effect of the CBCA on the subject Common Shares, and we express no opinion with respect to the applicability thereto or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the captions “Legal Matters”, “Enforceability of Civil Liabilities” and “Exhibits”.

Yours very truly,

/s/  Wildeboer Dellelce LLP